Exhibit (k)(3)

BLACKROCK PRIVATE CREDIT FUND

(the “Fund”)

PLAN PURSUANT TO RULE 18f-3 FOR OPERATION OF

A MULTI-CLASS DISTRIBUTION SYSTEM

I.	INTRODUCTION

The Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). On June 28, 2022, the U.S. Securities and Exchange Commission (the “Commission”) granted exemptive relief (the “Exemptive Relief”) to BlackRock Capital Investment Advisors, LLC (the “Adviser”) and BlackRock Private Credit Fund permitting the issuance by BlackRock Private Credit Fund and any other Fund (as defined in the application pertaining to the Exemptive Relief) of multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads (“CDSCs”).1 The Fund may rely on the Exemptive Relief to offer multiple classes of its common shares of beneficial interest in accordance with Rule 18f-3 of the 1940 Act. Although not otherwise subject to Rule 18f-3 under the 1940 Act, as a condition to reliance on the Exemptive Relief, the Fund must comply with the provisions of Rule 18f-3 as if they applied to the Fund.

Rule 18f-3 requires an investment company to file with the Commission a written plan specifying all of the differences among the classes, including the various services offered to shareholders, the different distribution arrangements for each class, the methods for allocating expenses relating to those differences and any conversion features or exchange privileges. The Board of Trustees of the Fund approved this Plan Pursuant to Rule 18f-3 for the Operation of a Multi-Class Distribution System, effective [•], 2022, in connection with the Fund’s operation of a multi-class distribution system in compliance with Rule 18f-3.

II.	ATTRIBUTES OF CLASSES

A.	Generally

The Fund currently offers three classes of common shares designated as the Institutional Shares, the Class D Shares and the Class S Shares. The Fund may in the future register other classes of common shares.

[1]	SEC Release No. IC-34639 (June 28, 2022).

In general, shares of each class shall be identical except for different expense variables (which will result in different yields or total returns for each class), certain related rights and certain shareholder services. More particularly, Institutional Shares, Class D Shares and Class S Shares of the Fund (along with any other classes of common shares of the Fund that may be registered in the future) shall represent equal pro rata interests in the assets of the Fund, and shall be identical in all respects, except for: (a) the impact of (i) distribution and shareholder servicing expenses under the Fund’s Distribution and Servicing Plan assessed to each particular share class; (ii) transfer agency and certain administration expenses assessed from time to time to particular share classes; and (iii) any other expenses identified from time to time that should be properly allocated to each particular share class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of Trustees, including a majority of the non-interested trustees; (b) the fact that each class shall vote separately on any matter submitted to shareholders that pertains to (i) the Fund’s Distribution and Servicing Plan applicable to such class and (ii) the class expenses borne by such class; (c) the exchange privileges and/or conversion features of each class of shares; (d) the sales charge(s) applicable to certain classes of shares; (e) the designation of each class of shares; and (f) the different shareholder services relating to each class of shares.

B.	Sales Charges; Distribution Arrangements; Other Expenses

Institutional Shares

Institutional Shares shall be available from the distributor for purchase by institutional investors, individuals and others meeting certain minimum investment and other requirements described in the Fund’s prospectus. Institutional Shares shall also be available for purchase through financial intermediaries that have entered into an agreement with the Fund’s distributor to offer such shares on a platform that charges a transaction-based sales commission outside of the Fund. Institutional Shares shall not be subject to a sales charge or a separate fee payable pursuant to any distribution plan or shareholder servicing plan. The Fund’s distributor and/or its affiliates (collectively, “BlackRock”) and other parties may each make payments without limitation as to amount in connection with distribution or sales support activities relating to Institutional Shares out of its profits or any sources which are available to it.

Class D Shares

Class D Shares shall be available for purchase through securities brokers, dealers or financial institutions or through the Fund’s transfer agent, subject to restrictions described in the Fund’s prospectus.

Class D Shares shall not be subject to a sales charge. Class D Shares shall bear the expense of distribution and shareholder servicing fees described in the Fund’s prospectus, if any.

Distribution fees shall be payable to BlackRock primarily: (i) to compensate the distributor for distribution and sales support services and to reimburse the distributor for related expenses, including payments to brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”) for sales support services; and (ii) to compensate BlackRock for sales support services and to reimburse BlackRock for related expenses, including payments to Selling Agents for sales support services. The Fund’s distributor, BlackRock and other parties may each make payments, without limitation as to amount, in connection with distribution or sales support activities relating to Class D Shares, out of its profits or any additional sources (other than distribution fees) which are available to it.

Shareholder servicing fees shall be payable to brokers, dealers, other financial institutions or other industry professionals (including BlackRock) for general shareholder liaison services.

Class S Shares

Class S Shares shall be available for purchase through securities brokers, dealers or financial institutions or through the Fund’s transfer agent, subject to restrictions described in the Fund’s prospectus.

Class S Shares shall not be subject to a sales charge. Class S Shares shall bear the expense of distribution and shareholder servicing fees described in the Fund’s prospectus, if any.

Distribution fees shall be payable to BlackRock primarily: (i) to compensate the distributor for distribution and sales support services and to reimburse the distributor for related expenses, including payments to Selling Agents for sales support services; and (ii) to compensate BlackRock for sales support services and to reimburse BlackRock for related expenses, including payments to Selling Agents for sales support services. The Fund’s distributor, BlackRock and other parties may each make payments, without limitation as to amount, in connection with distribution or sales support activities relating to Class S Shares, out of its profits or any additional sources (other than distribution fees) which are available to it.

Shareholder servicing fees shall be payable to brokers, dealers, other financial institutions or other industry professionals (including BlackRock) for general shareholder liaison services.

Other Class-Specific Expenses

In addition to the class-specific expenses mentioned above, each class of shares shall bear the transfer agency expenses and class-specific administration expenses payable to the transfer agent and administrators for such share class under agreements approved by the Fund’s Board of Trustees from time to time.

C.	Methodology for Allocating Expenses Among Classes

Class-specific expenses of the Fund shall be allocated to the specific class of shares of the Fund. Non-class-specific expenses of the Fund shall be allocated in accordance with Rule 18f-3(c).